EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Hormel Foods Corporation 2026 Equity and Incentive Compensation Plan of our reports dated December 5, 2025, with respect to the consolidated financial statements and schedule of Hormel Foods Corporation and the effectiveness of internal control over financial reporting of Hormel Foods Corporation included in the Annual Report (Form 10-K) for the year ended October 26, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

February 2, 2026